                                                                    EXHIBIT 12.1


                          NEWFIELD EXPLORATION COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                         Six Months
                                                           Year Ended December 31,                     Ended June 30,
                                        -------------------------------------------------------------  --------------
                                          1996         1997         1998          1999         2000         2001
                                        --------     --------     --------      --------     --------     --------
Net pre-tax income ................     $ 59,286     $ 62,421     $(88,376)     $ 52,015     $204,689     $186,308

Fixed charges:
   Interest expense, including
     debt issue amortization ......          420        3,268        9,508        14,744       18,664       14,141
   Capitalized interest ...........        1,508        3,481        4,369         2,376        5,353        4,154

   Interest portion of rent
     expenses .....................          179          197          633           933        1,072          769
                                        --------     --------     --------      --------     --------     --------
TOTAL FIXED CHARGES ...............        2,107        6,946       14,510        18,053       25,088       19,064
                                        ========     ========     ========      ========     ========     ========

EARNINGS BEFORE
   FIXED CHARGES ..................       59,885       65,886      (78,235)       67,692      224,425      201,218

RATIO OF EARNINGS
   TO FIXED CHARGES ...............         28.4X         9.5X        (5.4X)         3.7X         8.9X        10.6X

Fixed charges consist of interest (both expensed and capitalized), distributions on convertible trust preferred securities and the estimated interest component of rent expense.